Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Second Quarter and First Half 2010 Financial Results

ORLANDO, FLA. – August 4, 2010 – Rotech Healthcare Inc. (OTCBB: ROHI) (the “Company”) today announced financial results for the three and six months ended June 30, 2010.

Highlights for the three and six months ended June 30, 2010 include:

GROWTH

•	As of June 30, 2010 revenue generating patients in the core product lines of oxygen and CPAP grew 10% compared to June 30, 2009.

ADJUSTED EBITDA1

•	Adjusted EBITDA increased to $29.2 million for the three months ended June 30, 2010 from $22.1 million for the three months ended June 30, 2009

•	Adjusted EBITDA increased to $54.4 million for the six months ended June 30, 2010 from $43.3 million for the six months ended June 30, 2009

•	Cash and cash equivalents of $54.0 million at June 30, 2010

During the month of April 2010, the Company settled a commercial arbitration proceeding related to previously unpaid claims and associated interest, fees, expenses and legal costs. The net amount received as a result of this settlement, after consideration of all legal costs and expenses incurred was approximately $2.9 million, which is included in Adjusted EBITDA for the three and six months ended June 30, 2010.

“We are pleased with our financial and operating performance during the three and six months ended June 30, 2010,” said Philip Carter, President and Chief Executive Officer. “We continue to evaluate options and timing for addressing our upcoming debt maturities,” he added. “We intend to refinance part or all of our debt prior to maturity, subject, of course, to continued favorable performance and market conditions,” added Mr. Carter.

[1]	See accompanying tables for reconciliation to net earnings (loss).

Liquidity and Debt

As of June 30, 2010, the Company had $54.0 million in cash. The Company has continued its election to pay cash interest on its payment-in-kind term loan since September 2009. As of June 30, 2010, the Company had approximately $513.2 million of long-term debt outstanding consisting of $225.8 million payable under its senior credit facility which matures in September 2011, and $287.0 million of senior subordinated notes which mature in April 2012. As of June 30, 2010, the Company’s ratio of net debt to last twelve months Adjusted EBITDA decreased to 4.6 times.

Competitive Bidding

As previously announced, the Company accepted 17 contracts awarded by the Centers for Medicare & Medicaid Services (“CMS”) in the Round 1 Rebid of the national Medicare Competitive Bidding Program. The Round 1 Rebid included nine competitive bidding areas (“CBAs”). Only contracted suppliers can service Medicare patients for the competitively-bid product categories in these locations, with a few exceptions. The new contracts awarded in Round 1 have a three-year term and are scheduled to take effect on January 1, 2011. Rotech has accepted the following contracts:

•	6 CBAs for oxygen supplies and equipment;

•	6 CBAs for enteral nutrients, equipment and supplies;

•	3 CBAs for continuous positive airway pressure, respiratory assist devices and related supplies and accessories; and

•	2 CBAs for standard power wheelchairs, scooters and related accessories.

CMS continues to award contracts through September and, therefore, additional contracts may be awarded.

“We are pleased with our success in the Round 1 Rebid of the national competitive biding programs and we look forward to considerable growth and expansion of our existing presence in these initial cities that we believe will more than offset the reduction in reimbursement rates over time,” commented Philip L. Carter, Rotech’s President and Chief Executive Officer. “Although we believe changes relating to the establishment of new reimbursement rates, as well as other related changes, should be evaluated prior to the further expansion of the competitive bidding program, we believe that CMS will achieve cost savings for the Medicare program and reduce the risk of fraud and abuse,” continued Mr. Carter. “We believe that both the Company and CMS will gain valuable additional insight from the Round 1 Rebid that can serve to improve the competitive bidding process prior to further expansion,” concluded Mr. Carter.

About Rotech Healthcare Inc.

Rotech Healthcare Inc. is one of the largest providers of home medical equipment and related products and services in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. The Company provides home medical equipment and related products and services principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. The Company provides equipment and services in 48 states through approximately 450 operating locations located primarily in non-urban markets.

Forward-Looking Statements

This press release contains certain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of section 21E of the Securities Exchange Act of 1934, as amended, and section 27A of the Securities Act of 1933, as amended. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding matters discussed in this press release and all statements which are not statements of historical fact. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, contingencies and other factors that could cause results, performance or achievements to differ materially from those stated or implied in this press release. The following are some but not all of such risks, uncertainties, contingencies, assumptions and other factors, many of which are beyond the control of the Company, that could cause results, performance or achievements to differ materially from those anticipated: general economic, financial and business conditions; setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid; issues relating to reimbursement by government and third-party payors for the Company’s products and services generally; the costs associated with government regulation of the health care industry; health care reform and the effect of changes in federal and state health care regulations generally; whether the Company will be subject to additional regulatory restrictions or penalties; issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; compliance with federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information; the effects of competitions, industry consolidation and referral sources; compliance with various settlement agreements and corporate compliance programs; the costs and effects of legal proceedings; the Company’s ability to meet our working capital, capital expenditures and other liquidity needs, our ability to maintain compliance with the covenants contained in our credit agreement; our ability to refinance all or part of our outstanding debt obligations on or prior to maturity; our ability to successfully transition and retain patients associated with equipment purchases; our ability to maintain current levels of collectibility on our accounts receivable; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Descriptions of Adjusted EBITDA and reconciliations to our GAAP results are included in the tables and notes attached to this press release.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 1

Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Net revenues	$124.3	$115.5	$247.7	$234.2
Costs and expenses:
Cost of net revenues	40.0	42.9	80.8	87.4
Selling, general and administrative	66.7	61.0	133.3	124.0
Provision for doubtful accounts	4.5	3.9	13.8	7.9
Depreciation and amortization	2.0	2.4	4.0	5.0

Total costs and expenses	113.2	110.2	231.9	224.3

Operating income	11.1	5.3	15.8	9.9
Other expense (income):
Interest expense, net	11.2	11.5	22.3	22.9
Other income, net	(3.5)	(1.1)	(3.5)	(1.4)

Total other expense	7.7	10.4	18.8	21.5

Earnings (loss) before income taxes	3.4	(5.1)	(3.0)	(11.6)
Federal and state income tax (benefit) expense	—	0.3	0.1	0.3

Net earnings (loss)	3.4	(5.4)	(3.1)	(11.9)
Accrued dividends on convertible redeemable preferred stock	0.1	0.1	0.2	0.2

Net earnings (loss) attributable to common stockholders	$3.3	$(5.5)	$(3.3)	$(12.1)

Net earnings (loss) per common share:
Basic	$0.13	$(0.22)	$(0.13)	$(0.47)

Diluted	$0.12	$(0.22)	$(0.13)	$(0.47)

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 2

Reconciliations of Net Earnings (Loss) to Adjusted EBITDA

Use of Non-GAAP Measures

We present Adjusted EBITDA as a supplemental measure of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States of America. We define Adjusted EBITDA as net earnings (loss) adjusted for (i) income tax (benefit) expense, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items, consistent with definitions provided in our credit agreement, that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors and securities analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition we use Adjusted EBITDA: (i) to evaluate the effectiveness of our business strategies and (ii) because our credit agreement uses measures similar to Adjusted EBITDA (defined therein as Consolidated EBITDA) to measure our compliance with certain covenants. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

	For the three months ended June 30,		For the six months ended June 30,
(dollars in millions)	2010	2009	2010	2009
Adjusted EBITDA(1)
Net earnings (loss)	$3.4	$(5.4)	$(3.1)	$(11.9)
Federal and state income tax (benefit) expense	—	0.3	0.1	0.3
Interest expense	11.2	11.5	22.3	23.1
Depreciation and amortization, including patient service equipment depreciation	14.6	15.6	29.7	31.6
Adjustments to EBITDA:
Accounts receivable adjustments (A)	—	—	5.0	—
Restructuring expense (B)	—	—	0.1	—
Settlement costs (C)	—	—	0.1	—
Non-cash equity-based compensation expense (D)	—	0.1	0.2	0.2

Adjusted EBITDA (1)	$29.2	$22.1	$54.4	$43.3

(1)	Non-GAAP Measure
(A)

Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operating performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the three months ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and have determined that an additional provision for doubtful accounts in the amount of $5.0 million is required to allow for a lower percentage of collection on patient receivables resulting from these transition issues. Management believes that these transition issues have been fully resolved and the increased provision for doubtful accounts recorded during the three months ended March 31, 2010 is not indicative of expected future rates of patient collections.

(B)	Restructuring expense generally consists of severance costs.
(C)	Settlement costs incurred outside our ordinary course of business which we do not believe reflect the current and ongoing cash charges related to our operating cost structure.
(D)	Non-cash equity-based employee compensation expense provided as an explicit adjustment to EBITDA under our credit agreement.

ROTECH HEALTHCARE INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(In millions, except per share data)

UNAUDITED

Schedule 3

Selected Balance Sheet Data

	June 30, 2010	December 31, 2009
Cash and cash equivalents	$54.0	$58.9
Accounts receivable, net	75.4	67.7
Total current assets	145.2	142.7
Total assets	290.2	298.5
Total current liabilities	52.5	57.6
Long-term debt, less current portion	512.9	512.9
Total stockholders’ deficiency	(281.5)	(278.4)
Total liabilities and stockholders’ deficiency	290.2	298.5

Selected Cash Flow Data

	For the six months ended June 30, 2010	For the six months ended June 30, 2009
Net cash provided by operating activities	$20.1	$11.8
Net cash used in investing activities	(22.9)	(16.5)
Net cash used in financing activities	(2.0)	(0.5)